PRESS RELEASE

For Immediate Release

Contact:                 Gregory P. Niesen, President and CEO
(513) 231-7871

MW BANCORP, INC. COMPLETES STOCK OFFERING AND CONVERSION

Cincinnati, Ohio – January 29, 2015 – MW Bancorp, Inc. (the “Company”), the holding company for Mt. Washington Savings Bank (the “Bank”), announced that it completed its stock offering in connection with the mutual-to-stock conversion of the Bank on January 29, 2015.  Shares of the Company’s common stock are expected to begin trading on January 30, 2015 on the OTC Pink Marketplace (www.otcmarkets.com) under the trading symbol “MWBC.”

The Company sold 876,163 shares of common stock at $10.00 per share in the offering for gross proceeds of approximately $8.8 million, including 70,093 shares purchased by Mt. Washington Savings Bank’s employee stock ownership plan.  All orders in the subscription offering will be filled in whole.  Direct Registration Statements reflecting the shares purchased in the stock offering are expected to be mailed to subscribers on or about January 30, 2015.

Gregory Niesen, President and Chief Executive Officer of MW Bancorp, Inc. and the Bank, said: “Our Board of Directors and the officers and employees of Mt. Washington Savings Bank would like to extend our appreciation to our customers for their loyalty and support in completing our offering. We believe that this transaction will enhance our ability to serve our customers and the communities we serve and attain our strategic goals. We pledge our best efforts to deliver value to our new stockholders.”

Sterne, Agee & Leach, Inc. acted as marketing agent in connection with the offering.  Luse Gorman, PC acted as legal counsel to MW Bancorp, Inc., in connection with the offering.  Kilpatrick Townsend & Stockton LLP acted as legal counsel to Sterne, Agee & Leach, Inc. in connection with the offering.

Mt. Washington Savings Bank is an Ohio chartered savings and loan association that has served the banking needs of its customers since 1886. Mt. Washington Savings Bank conducts business primarily from its full-service banking office in Cincinnati, Ohio.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and Mt. Washington Savings Bank are engaged.